Exhibit 99.1

Dear Xfone Shareholders, Customers and Friends,

Since I last wrote to you, the business world has changed significantly and the international economy currently faces some very serious challenges.  So while I am pleased to provide you with the details of our third quarter results, I think it’s also important that I share with you our strategy for weathering this economic downturn toward our collective goal of Xfone emerging as a stronger, more agile company.

The Economy

While no business can claim immunity to the effects of the downturn, we believe the voice, video and data services Xfone provides are more a necessity than a luxury, as demonstrated by the continued demand for our Fiber-to-the-Premise (FTTP) triple play offering.  Having said that, we are closely monitoring the effects of the softening economy and its implication on our business, including cash flow limitations caused by longer payment cycles, uncollectible accounts receivable, financially distressed business customers and disconnects.  We believe that there are three key elements to successfully navigating our company through this difficult economic landscape:

1)	Maintain Customer Focus: Provide the excellent service our customers demand to ensure their satisfaction as an incentive to timely bill payment.
2)	Expense Management: Remain focused on managing costs and maximizing cash flow across our entire organization.
3)
Drive FTTP Buildout: Build on the excellent progress made to date with the construction of our FTTP network in Levelland.  This project, funded by a low cost non-recourse loan from the Rural Utility Program, will hopefully serve as a model for future FTTP buildouts.

We are cognizant of the precarious economic conditions worldwide and are working to develop strategies to respond to these conditions; at the same time we remain focused on continuing to grow our business using our state of the art FTTP technology and network.

Third Quarter & Nine Month Results

Xfone turned in a solid quarter, achieving revenue of $26 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $3.2 million.  U.S. revenue was $18.2 million, with revenue growth from business and FTTP customers, but a decrease in revenue from residential customers.   Xfone 018, our Israeli subsidiary, contributed $2.6 million in the quarter, an increase of approximately 21.7% compared to the same quarter of 2007.  The U.K. division contributed $5.2 million in revenue, a decrease from the third quarter of 2007 but a sequential gain from the preceding quarter.  As you may remember, a tariff issue in the U.K negatively impacted sales in the first half of this year but as this quarter indicates, the division has begun to turn the situation around.

Net financing expenses for the third quarter of 2008 increased to approximately $1 million from $73,652 in the third quarter of 2007.  $301,704 of the expense is attributed to the effect of fluctuation in the exchange rate of the New Israeli Shekel (NIS) on Xfone’s bonds which are stated in NIS, and linked to the Israeli CPI.  Approximately $652,139 is attributed to the interest payable on the bonds.  Xfone reported net income of $637,639 or $0.035 per share assuming 18,390,518 diluted shares outstanding through September 30, 2008 compared to net income of $565,467 or $0.049 per share assuming 11,528,181 diluted shares outstanding through September 30, 2007.

During the third quarter we also retired our $2 million loan from Laurus Master Fund.  The loan was fully paid off in cash on September 26, 2008.

In March of this year we announced our agreement in principle to acquire control over Tadiran Telecom Communication Services in Israel.  Our negotiations reached an impasse and as of September 2, 2008 we ceased negotiations for the purchase.  During the quarter we reported a non-recurring loss of $189,610 related to this previously contemplated acquisition.

For the nine months ended September 30, 2008, we reported revenues of $67.6 million compared to $35.3 million for the nine months ended September 30, 2007.

Net financing expenses for the first nine months of 2008 increased to $5 million from $380,347 in the first nine months of 2007.  Approximately $3.2 million of the increase in the financial expenses was attributed to the effect of fluctuation in the exchange rate of the New Israeli Shekel (NIS) on Xfone’s bonds which are stated in NIS and linked to the Israeli CPI.  Approximately $1.2 million of the expense was attributed to interest payable on the bonds.  Xfone reported a net loss of approximately $244,589 or $0.014 per share assuming 17,371,811 diluted shares outstanding compared to net income of $1.4 million or $0.124 per share assuming 11,495,871 diluted shares outstanding through the first nine months of 2007.

Subsequent to the quarter, on December 1, 2008, we made a bond payment of $5.8 million (including June 2008 interest payment).  $3.4 million of the payment paid down principal, thereby creating additional shareholders’ equity.  These payments will decrease in size going forward as the principal on the bonds is paid down, thereby reducing interest expense.

Looking Ahead

We believe that Fiber-to-the-Premise is a growth driver for our Company.  Our ability to provide a voice, video and data triple play offering attracts customers who, because they are subscribing to three services rather than one, generate a higher monthly revenue per customer.  Our revenues from FTTP grew 5% in the third quarter compared to the preceding quarter.  It is also important to note that while there are substantial capex requirements to build the FTTP network, from an operating expense perspective, fiber has low maintenance and electronic utility requirements which make it a more economical network to run than a typical cable network.  It is our understanding that the new administration in the U.S. is supportive of the Rural Utility Service broadband funding, which is a federal initiative to provide high-speed voice, video and data to rural America.  We see significant opportunity to bring FTTP to other markets with this low cost capital.

In the background of this opportunity remains our concern about the world financial situation.  We have felt the impact on our business in the form of a lower demand for our services, customers who are slower to pay and residential users who are saving costs by discontinuing their land lines to rely solely on their cell phones. We believe we can withstand these difficult times and emerge a stronger company through the three initiatives I mentioned at the start of this letter: excellent customer service; cost reductions to maximize cash flow; and the continued build out of our FTTP network, which we believe is integral to the future success of our Company.

Thank you for your continued support of Xfone and please be assured that we are working diligently to pursue the growth and success of our business.

Sincerely,

Guy Nissenson
President and Chief Executive Officer
Xfone, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.